Exhibit 10.1

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of March 6, 2025, is entered into by and among Walgreens Boots Alliance, Inc., a Delaware corporation (the “Company”), Stefano Pessina (“SP”), Alliance Santé Participations S.A., a Luxembourg société anonyme (“ASP”, and together with SP, the “Stockholders” and each, individually, a “Stockholder”) and Blazing Star Parent, LLC, a Delaware limited liability company (“Parent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent, Blazing Star Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and the other parties identified therein are entering into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (a) the number of shares of Common Stock, par value $0.01 per share, of the Company (as adjusted pursuant to Section 12, the “Common Stock”) set forth opposite such Stockholder’s name on Exhibit A hereto under the heading “Owned Shares”, being all of the shares of Common Stock owned of record or beneficially by the Stockholder as of the date hereof (as adjusted pursuant to Section 12, collectively, the “Owned Shares”) and (b) the number (and form) of equity awards of the Company set forth opposite such Stockholder’s name on Exhibit A hereto under the heading “Owned Equity Awards”, being all of the equity awards of the Company owned of record or beneficially by such Stockholder (as adjusted pursuant to Section 12, collectively, the “Owned Equity Awards” and, together with any other equity awards of the Company acquired or issued to such Stockholder prior to the Termination Date, the “Covered Equity Awards”); and

WHEREAS, as a condition and material inducement to the willingness of the Company and the Parent Entities to enter into the Merger Agreement and as an inducement and in consideration therefor, the Company and Parent have required that each Stockholder, and each Stockholder has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, each Stockholder, the Company and Parent hereby agree as follows:

1. Agreement to Vote the Covered Shares; Proxy.

1.1 Beginning on the date hereof until the Termination Date (as defined below), at every meeting of the Company’s stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, each Stockholder agrees to, and if applicable, to cause its controlled Affiliates to, unconditionally and irrevocably affirmatively vote (including via proxy) or execute consents, in each case, no later than 10 Business Days following the date on which the definitive Proxy Statement is first filed with the SEC, with respect to (or cause to be voted (including via proxy) or consents to be executed with respect to), and not to withdraw any such vote or consent with respect to, all of such Stockholder’s Owned Shares and any additional shares of Common Stock or other voting securities of the Company acquired by such Stockholder or its respective Affiliates after the date hereof and prior to the Termination Date (as adjusted pursuant to Section 12, collectively, and together with the Owned Shares, the “Covered Shares”) as follows: (a) in favor of (i) the adoption of the Merger Agreement and the approval of the Merger, including any amended and restated Merger Agreement or amendment to the Merger Agreement that, in any such case, does not alter the amount or form of consideration payable in the Merger under the Merger Agreement in respect of the Covered Shares, (ii) the approval of any proposal to adjourn or postpone any Company Stockholders Meeting to a later date if the Company or Parent proposes or requests such postponement or adjournment in accordance with Section 6.14(b) of the Merger Agreement, and (iii) the approval of any other proposal considered and voted upon by the Company’s stockholders at any Company Stockholders Meeting necessary or desirable for consummation of the Merger and the other transactions contemplated by the Merger Agreement, and (b) against (i) any proposal, action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company contained in the Merger Agreement or that would reasonably be expected to result in any condition set forth in the Merger Agreement not being satisfied or not being fulfilled prior to the Termination Date, (ii) any Acquisition Proposal or any other proposal made in opposition to or in competition with, or which is inconsistent with, the Merger Agreement or the transactions contemplated thereby, (iii) any recapitalization, reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company or any of its Subsidiaries (except as contemplated by the Merger Agreement) and (iv) any other action, agreement or proposal which would reasonably be expected to prevent, materially impair or materially delay the consummation of the Merger or any of the transactions contemplated by the Merger Agreement (clauses (a) and (b) collectively, the “Supported Matters”). Each Stockholder agrees to, and agrees to cause its applicable controlled Affiliates to, be present, in person or by proxy, at every meeting of the Company’s stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, to vote on the Supported Matters (in the manner described in this Section 1.1) so that all of such Stockholder’s Covered Shares will be counted for purposes of determining the presence of a quorum at each such meeting, or otherwise cause such Stockholder’s Covered Shares to be counted as present threat for purposes of establishing a quorum at each such meeting. The Stockholders shall not take any action that would reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement. In the event that the Company and Parent agree to effectuate the transactions contemplated by the Merger Agreement by means of a tender offer, each Stockholder shall tender (and shall not withdraw), or cause to be tendered (and cause to not to be withdrawn), all of its Covered Shares pursuant to and in accordance with the terms of such tender offer prior to the time required for such Covered Shares to be validly tendered (and not withdrawn) for acceptance in such tender offer.

1.2 Proxy. In the event, but only in the event, that any Stockholder fails to comply with any of its obligations set forth in Section 1.1 (as determined by the Company), then in such event such Stockholder hereby irrevocably appoints, as its proxy and attorney-in-fact, Timothy C. Wentworth and Lanesha Minnix, each of them individually, with full power of substitution and resubstitution, to vote such Stockholder’s Covered Shares in accordance with Section 1.1 at the Company Stockholders Meeting (including any postponement, recess or adjournment thereof) in respect of such Stockholder’s Covered Shares (to the extent such Covered Shares are entitled to so vote) prior to the Termination Date at which any Supported Matters are to be considered. This proxy is coupled with an interest, is (or will be, as applicable) given as an additional inducement of Parent to enter into this Agreement and shall be irrevocable prior to the Termination Date, at which time any such proxy shall terminate. Parent and the Company, acting jointly by mutual written agreement, may terminate or waive its rights to enforce this proxy with respect to a Stockholder at any time at its sole election by written notice provided to such Stockholder.

2. [Reserved]

3. Termination. This Agreement shall terminate automatically and without further action of the parties hereto upon the earliest to occur of: (i) the valid termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time (the earliest such date set forth in clauses (i) and (ii), the “Termination Date”); provided, that the provisions set forth in Sections 15 through 26 hereof shall survive the termination of this Agreement; provided, further, that the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for that party’s Willful and Material Breach of this Agreement that may have occurred on or before such termination. For the purpose hereof, “Willful and Material Breach” means a material breach of this Agreement that is a consequence of an act or failure to act undertaken or omitted to be taken by or on behalf of the breaching party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause or constitute a breach of this Agreement.

4. Certain Covenants.

4.1 Acquisition Proposals.

(a) From and after the date hereof until the Termination Date, each Stockholder hereby covenants and agrees that, except as expressly contemplated pursuant to this Agreement (including Section 4.1(c)), the Stockholder shall not, and shall cause its controlled Affiliates and its and their directors, officers, employees not to, directly or indirectly (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or making of any proposal or offer that constitutes, or that would reasonably be expected to lead to any Acquisition Proposal; (ii) enter into, continue or otherwise participate in any discussions (other than informing Persons of the existence of the provisions of this Section 4.1(a)) or negotiations regarding, or furnish or provide access to any non-public information to any Person who has made or would reasonably be expected to make any Acquisition Proposal or otherwise for the purpose of encouraging or facilitating, any Acquisition Proposal, in each case, except to the extent that at such time such Stockholder or its Affiliates are expressly permitted to take any such action pursuant to Section 6.1 of the Merger Agreement.

(b) Each Stockholder hereby covenants to and agrees with the Company (and not Parent) that, if such Stockholder receives any inquiry or proposal that constitutes an Acquisition Proposal, such Stockholder shall promptly inform the Company of such inquiry or proposal and the details thereof.

(c) Each Stockholder hereby covenants to and agrees with the Company (and not Parent (but without limiting the Company’s obligations under the Merger Agreement)) that, during the period from the date hereof until the Termination Date, such Stockholder shall, if requested to do so by action of the Company Board, explore in good faith the possibility of working with any Persons or groups of Persons regarding an Acquisition Proposal (provided, that the Company is permitted pursuant to Section 6.1(a) or 6.1(c) of the Merger Agreement to engage in discussions with such Persons or groups of Persons regarding such Acquisition Proposal), including by reviewing and responding to proposals and taking part in meetings and negotiations with respect thereto; it being understood and agreed that such Stockholder’s decision as to whether to ultimately agree to any transaction with any such Person or group of Persons shall be within such Stockholder’s discretion.

(d) Each Stockholder hereby covenants to and agrees with the Company (and not Parent) that, each Stockholder shall keep confidential from the Parent Entities and each of their Affiliates and Representatives the terms and conditions of any Acquisition Proposal made by a Person other than Parent or a group of Persons of which Parent is a member; provided, that such confidentiality obligation shall be subject to the notification obligations of the Company pursuant to Section 6.1(f) of the Merger Agreement. For purposes of this Agreement, the term “group” shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act.

(e) Each Stockholder hereby covenants to and agrees with the Company (and not Parent), such Stockholder will not enter into any exclusivity, “lock-up”, “dry-up” or similar agreement, arrangement or understanding, whether written or oral, between such Stockholder or any of its Affiliates, on the one hand, and any other Person, including any Parent Entity or any of their Affiliates or any other potential counterparty or any financing source to the transactions contemplated by the Merger Agreement (or any alternative transaction) or any representatives of the foregoing, on the other hand, including any agreement, arrangement or understanding that would prevent such Stockholder from taking the actions described in Section 4.1 hereof.

4.2 Transfers. Beginning on the date hereof until the Termination Date, each Stockholder hereby covenants and agrees that, except as expressly contemplated by this Agreement, (a) such Stockholder shall not, and shall direct its Affiliates and their respective Representatives not to, directly or indirectly, (i) tender any Covered Shares or Covered Equity Awards into any tender or exchange offer, (ii) offer, sell, transfer, assign, exchange, pledge, hypothecate, hedge, gift, loan, encumber or otherwise dispose of (collectively, “Transfer”) or enter into any Contract, option, agreement, understanding or other arrangement with respect to the Transfer of, any Covered Shares or Covered Equity Awards or beneficial ownership, voting power or any other interest thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Covered Shares or Covered Equity Awards into a voting trust or enter into a voting agreement with respect to any Covered Shares or Covered Equity Awards that is inconsistent with this Agreement, (iv) take an action that would reasonably be expected to prevent, materially impair or materially delay the performance of the Stockholder’s obligations hereunder or (v) commit or agree to take any of the foregoing actions. Any Transfer in violation of this Section 4.2 shall be void ab initio. Notwithstanding the foregoing, nothing in this Agreement shall prohibit (i) a Transfer by ASP of all (but not less than all) of its Covered Shares to an entity that is a wholly controlled Affiliate of SP (the “ASP Permitted Transferee”) or (ii) a Transfer by SP of any of his Covered Shares to ASP or to the ASP Permitted Transferee or to a wholly controlled subsidiary of ASP or such ASP Permitted Transferee or (iii) a Transfer by either Stockholder of any or all of its Covered Shares or Covered Equity Awards, in accordance with applicable law, pursuant to bona fide estate planning or estate administration purposes; provided, that, prior to and as a condition to the effectiveness of such Transfer, each Person (including any ASP Permitted Transferee) to whom any of such Covered Shares or Covered Equity Awards or any interest in any of such Covered Shares or Covered Equity Awards is or may be transferred shall have executed and delivered to Parent and the Company a joinder to this Agreement in a form reasonably acceptable to Parent and the Company agreeing to be bound by all of the terms and provisions hereof.

4.3 Regulatory Matters.

(a) Each Stockholder shall, and shall cause its Affiliates to, use their respective reasonable best efforts to (i) take such actions (and refrain from taking such actions) and agree or commit to take such actions (and agree or commit to refrain from taking such actions) as are necessary or appropriate to enable the Parent Entities to comply with their obligations pursuant to Section 6.4 of the Merger Agreement (provided nothing herein shall require SP to change his permanent residence or ASP or any ASP Permitted Transferee or any of their respective Affiliates to change their corporate or tax residence) and (ii) consistent with the time frames set forth in Section 6.4 of the Merger Agreement, supply and provide information that, to such Stockholder’s knowledge, is complete and accurate in all material respects to any Governmental Entity requesting such information in connection with filings or notifications under, or relating to, applicable laws (collectively, the “Regulatory Filings”) that are required or advisable as a result of, or pursuant to, the Merger Agreement, the Financing and the related transactions, including information required or requested to be provided to any antitrust, financial or national security, or healthcare governmental or regulatory authorities in connection with any approvals reasonably sought in connection with the consummation of the Merger (collectively, the “Regulatory Disclosures”). Neither Parent nor the Company will make any Regulatory Filings that contain information specifically with respect to such Stockholder or its Affiliates without first providing such Stockholder and its counsel a reasonable opportunity to review and comment thereon, and will give good faith consideration to all reasonable additions, deletions or changes suggested by such Stockholder and its counsel.

(b) Each Stockholder represents, warrants and covenants to Parent and to the Company that, to such Stockholder’s knowledge, none of the information supplied in writing by such Stockholder specifically for inclusion or incorporation by reference in the Regulatory Disclosures will contain a material misstatement of fact or a material omission of fact necessary to make the information provided not misleading.

(c) Each Stockholder shall, and shall cause its Affiliates to use their respective reasonable best efforts to, consummate and make effective the transactions contemplated by the Merger Agreement and to cause the conditions to the Merger set forth in the Merger Agreement to be satisfied as promptly as reasonably practicable.

4.4 Sale Committee and Other Agreements.

(a) Prior to the Initial Closing, in connection with the execution of the DAP Rights Agreement, the Stockholders shall designate an individual to serve as the Specified Holders Member (as defined in the DAP Rights Agreement) under the DAP Rights Agreement.

(b) At or immediately prior to the Initial Closing, the Stockholders will cause the Specified Holders Member to execute and deliver the DAP Rights Agreement (to be effective as of the Effective Time).

(c) Other than this Agreement, no Stockholder shall (and each shall cause its Affiliates and Representatives not to) enter into any contract or agreement or commit to enter into any contract or agreement between such Stockholder or any of its Affiliates, on the one hand, and any Parent Entity, Merger Sub or any of their respective Affiliates, on the other hand, with respect to voting or acting by any member of the Sale Committee (in such member’s capacity as such) or with respect to any action to be taken or not taken by the Sale Committee.

(d) The Company acknowledges and agrees that the last sentence of Section 6.3(b) of the Merger Agreement shall not apply to communications between any Stockholder and any Parent Entity to the extent in connection with implementing, or otherwise in furtherance of, the transactions contemplated by the Interim Investors Agreement and the Reinvestment Agreement, in each case as of the date hereof and to the extent consistent with the terms of the Interim Investors Agreement and the Reinvestment Agreement as of the date hereof, or otherwise relating to the post-Merger Closing operation of the Company and its Subsidiaries; provided this clause (d) shall not otherwise apply to communications with respect to the Merger Agreement or any of the transactions contemplated thereby in SP’s capacity as an officer or director of the Company.

5. Proxy Statement; Schedule 13e-3 and Schedule 13D.

(a) Each Stockholder shall promptly provide information reasonably requested by the Company or Parent in connection with the preparation of a preliminary proxy statement to be filed with the SEC and sent to the stockholders in connection with the Company Stockholders Meeting (the proxy statement, including any amendments or supplements thereto, the “Proxy Statement”) and a Rule 13e-3 Transaction Statement on Schedule 13e-3 (such transaction statement, including any amendment or supplement thereto, the “Schedule 13e-3”). To the Knowledge of such Stockholder, the information supplied by such Stockholder for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13e-3 will not, at the time that such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company and Parent shall (i) provide the Stockholders and its counsel a reasonable opportunity to review drafts of the Schedule 13e-3 prior to filing the Schedule 13e-3 with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by the Stockholders, their counsel and their other Representatives.

(b) Assistance. Parent and the Stockholders will use their reasonable best efforts to furnish all information concerning such party and its Affiliates (including, with respect Parent, the other Parent Entities and their respective Affiliates) to the other parties that is reasonably necessary for the preparation and filing of the Proxy Statement, the Schedule 13e-3 and the Schedule 13D Filings, and provide such other parties assistance, as may be reasonably requested by such other parties to be included therein and will otherwise reasonably assist and cooperate with the other parties in the preparation, filing and distribution of the Proxy Statement, the Schedule 13e-3 and the Schedule 13D Filings and the resolution of any comments to any of the foregoing received from the SEC.

(c) 13D Filings. The Stockholders and their Affiliates shall (i) provide the Company, Parent and their respective Representatives a reasonable opportunity to review drafts of any disclosure statement on Schedule 13D or any amendments or supplements thereto, as applicable (such disclosure statements, including any amendments or supplements thereto, the “Schedule 13D Filings”) prior to filing any Schedule 13D Filing with the SEC relating (in whole or in part) to the Merger Agreement, this Agreement and/or the transactions contemplated hereby and thereby and (ii) consider in good faith all comments thereto reasonably proposed by the Company, Parent or their respective Representatives.

(d) Disclosure. Except as required by applicable law (including, subject to Section 5(c), in a Schedule 13D Filing which may include this Agreement as an exhibit thereto), the Stockholders (each in its capacity as a stockholder of the Company) and their Affiliates shall not, and shall direct their respective Representatives not to, make any public announcement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of Parent and the Company (such consent not to be unreasonably withheld, conditioned or delayed). Each Stockholder consents to and hereby authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Company reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of the Covered Shares, the existence of this Agreement and the nature of the Stockholder’s commitments and obligations under this Agreement, and the Stockholder acknowledges that Parent and the Company may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity.

6. Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent and the Company as follows:

6.1 Due Authority. Such Stockholder, if not a natural Person, is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Such Stockholder (x) if a natural Person, has the legal capacity to, and (y) if not a natural Person, has all requisite corporate or other similar power and authority and has taken all corporate or other similar action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other action on the part of, or, if such Stockholder is not a natural Person, vote of holders of any equity securities, of such Stockholder is necessary to authorize the execution and delivery of, compliance with and performance by such Stockholder of this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally.

6.2 No Conflict. The execution and delivery of, compliance with and performance of this Agreement by such Stockholder do not and will not (i) if an entity, conflict with or result in any violation or breach of any provision of the certificate of incorporation, bylaws, certificate of formation or operating agreement or similar organizational documents of such Stockholder, (ii) conflict with or result in a violation or breach of any applicable law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which such Stockholder is entitled, under any Contract binding upon such Stockholder, or to which any of its properties, rights or other assets are subject or (iv) result in the creation of a Lien on any of the properties or assets (including intangible assets) of such Stockholder, except in the case of clauses (i), (ii), (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit or impair in any material respect the consummation of the Merger or the performance by such Stockholder of its obligations under this Agreement.

6.3 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby, except (a) as required by the rules and regulations promulgated under the Exchange Act, or state securities, takeover and “blue sky” laws, (b) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, Foreign Investment Laws, and Healthcare Notification Laws, (c) the applicable rules and regulations of any applicable stock exchange or (d) as would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit, impair in any material respect or materially delay the consummation of the Merger or the performance by such Stockholder of its obligations under this Agreement.

6.4 Ownership of the Owned Shares and Owned Equity Awards. Such Stockholder is, as of the date hereof, the beneficial and sole record owner of the Owned Shares and the Owned Equity Awards set forth opposite such Stockholder’s name on Exhibit A hereto, all of which are free and clear of any Liens, other than those created by this Agreement, by the Company Shareholders Agreement, arising under applicable securities laws or, in the case of the Owned Equity Awards, arising under the terms of the award pursuant to which they were granted. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case other than the Owned Shares and the Owned Equity Awards. Such Stockholder has the sole right to dispose of the Owned Shares and the Owned Equity Awards, and none of the Owned Shares or Owned Equity Awards is subject to any pledge, disposition, transfer or other agreement, arrangement or restriction, except (i) as contemplated by this Agreement and (ii) with respect to the Owned Equity Awards, as contemplated by the Company Stock Plan pursuant to which any such Owned Equity Awards were issued. As of the date hereof, other than the Reinvestment Agreement, such Stockholder has not entered into any agreement to Transfer any Owned Shares or Owned Equity Awards and no person has a right to acquire any of the Owned Shares or Owned Equity Awards held by such Stockholder.

6.5 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder or any of its Affiliates (other than the Company and its Subsidiaries) that would reasonably be expected to prevent, materially delay or materially impair the ability of such Stockholder to perform its obligations under this Agreement.

6.6 Other Agreements or Understandings. Other than as provided or contemplated by this Agreement, the Reinvestment Agreement or the Interim Investors Agreement, there are no contracts or agreements or commitments to enter into contracts or agreements between any Stockholder or any of its Affiliates, on the one hand, and any Parent Entity, Merger Sub or any of their respective Affiliates, on the other hand, including any such contract or agreements (or commitments) that would materially impair or conflict with the Stockholder’s ability to comply with its obligations hereunder or with respect to voting or acting by any member of the Sale Committee (in such member’s capacity as such) or with respect to any action to be taken or not taken by the Sale Committee.

6.7 Finders Fees. Except as provided in the Merger Agreement, no broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated by the Merger Agreement or hereby based upon arrangements made by or on behalf of such Stockholder.

7. Representations and Warranties of the Company. The Company hereby represents and warrants to each Stockholder and Parent as follows:

7.1 Due Authority. The Company is a legal entity duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation. The Company has all requisite corporate power and authority and has taken all corporate action necessary (including approval by the Company Board) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other corporate action by the Company or vote of holders of any class of the capital stock of the Company is necessary to approve this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally.

7.2 No Conflict. The execution and delivery of, compliance with and performance by the Company of this Agreement do not and will not, other than as provided in the Merger Agreement with respect to the Merger and the other transactions contemplated thereby, (i) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, (ii) conflict with or result in a violation or breach of any applicable law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company and any of its Subsidiaries are entitled, under any Contract binding upon the Company or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except in the case of clauses (i), (ii), (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not reasonably be expected to restrict, prohibit or impair the performance by the Company of its obligations under this Agreement.

8. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder and the Company as follows:

8.1 Due Authority. Parent is a legal entity duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation. Parent has all requisite corporate power and authority and has taken all corporate action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other corporate action by Parent or vote of holders of any class of the capital stock of Parent is necessary to approve and adopt this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a legal, valid and binding agreement of Parent enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally.

8.2 No Conflict. The execution and delivery of, compliance with and performance by Parent of this Agreement do not and will not, other than as provided in the Merger Agreement with respect to the Merger and the other transactions contemplated thereby, (i) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the similar organizational documents of any of its Subsidiaries, (ii) conflict with or result in a violation or breach of any applicable law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which Parent and any of its Subsidiaries are entitled, under any Contract binding upon Parent or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of Parent or any of its Subsidiaries, except in the case of clauses (i), (ii), (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not reasonably be expected to restrict, prohibit or impair the performance by Parent of its obligations under this Agreement.

8.3 Consents. No consent, approval, order or authorization of, or registration, declaration or, (except as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws) filing with, any Governmental Entity, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby, except as would not, individually or in the aggregate, reasonably be expected to restrict, prohibit, impair or delay the consummation of the Merger or the performance by Parent of its obligations under this Agreement.

8.4 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent or any of its Affiliates that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

8.5 Transaction Documents. As of the date of this Agreement, Parent has furnished to the Stockholders a true, correct and complete copy of (i) the executed Merger Agreement and (ii) the executed Financing Letters.

9. Stockholder Capacity. This Agreement is being entered into by each Stockholder solely in its capacity as a record and/or beneficial owner of the Owned Shares and Owned Equity Awards, and nothing in this Agreement shall restrict or limit the ability of a Stockholder or any of its Affiliates or Representatives who is a director or officer of the Company or any of the Company’s subsidiaries to take, or refrain from taking, any action in his or her capacity as a director or officer of the Company or any of its affiliates, including the exercise of fiduciary duties to the Company or its stockholders, and any such action taken in such capacity or any such inaction shall not constitute a breach of this Agreement.

10. Non-Survival of Representations, Warranties and Covenants. Other than the covenants and agreements in Section 11 and Section 27, which shall survive the Effective Time in accordance with their terms, the representations, warranties and covenants contained herein shall not survive the Effective Time.

11. Waiver of Appraisal and Dissenter Rights and Certain Other Actions. Each Stockholder hereby irrevocably and unconditionally waives, to the fullest extent of applicable law, and agrees to cause to be waived and not to assert any appraisal rights, any dissenter’s rights and any similar rights under Section 262 of the DGCL or otherwise with respect to the Owned Shares and Owned Equity Awards with respect to the Merger and the transactions contemplated by the Merger Agreement. Each Stockholder, its Affiliates and their respective Representatives agree not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other action or proceeding, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any action or proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement, the Merger or the other transactions contemplated thereby.

12. Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock”, “Covered Shares”, “Covered Equity Awards”, “Owned Shares”, “Owned Equity Awards”, and other economic or equity-based term or provision herein shall be equitably adjusted to reflect the effect of such transaction or transactions during the term of this Agreement.

13. Further Assurances. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments, and take, or cause to be taken, any acts, in each case as Parent or the Company may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement.

14. Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received using one or a combination of the following methods: (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand; or (iv) on the date sent by email, in each case, to the following:

if to the Stockholders to:

Alliance Santé Participations S.A.

14, avenue du X Septembre

L-2550 Luxembourg

Grand Duchy of Luxembourg

with a copy (which will not constitute notice) to:

[***]

c/o The Family Office

24, boulevard du Ténao

98000 Monaco

Email: [***]

and

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, New York 10001

Attn:    [***]

Email:  [***]

if to Parent to:

Blazing Star Parent, LLC

c/o Sycamore Partners Management, L.P.

9 West 57th Street, 31st Floor

New York, NY 10019

Email:  [***]

Attn:   [***]

with a copy (which will not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10022

Attn:    [***]

Email:  [***]

if to the Company (prior to the Effective Time) to:

Walgreens Boots Alliance, Inc.

108 Wilmot Road

Deerfield, Illinois 60015

Attn:    [***]

Email:  [***]

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn:    [***]

Email:  [***]

15. Interpretation. Where a reference in this Agreement is made to a section or exhibit, such reference shall be to a section of or exhibit to this Agreement unless otherwise indicated. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a law shall include any rules and regulations promulgated thereunder, and any reference to any law in this Agreement shall mean such law as from time to time amended, modified or supplemented. Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee). For all purposes under this Agreement, the Stockholders shall be deemed not to be Affiliates of the Company and its Subsidiaries and vice versa.

16. Entire Agreement. Subject to Section 17, this Agreement (along with the documents referenced herein) and the Merger Agreement collectively constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

17. Company Shareholders Agreement. The parties hereto acknowledge that, as of the date hereof, the Stockholders and the Company are party to the Company Shareholders Agreement. Notwithstanding anything to the contrary contained in this Agreement or otherwise, from the date hereof until the Termination Date, (a) solely to the extent any term of this Agreement conflicts with any term of the Company Shareholders Agreement, the terms of this Agreement shall prevail, and (b) any actions by a Stockholder in compliance with the express requirements of this Agreement or requested in writing by the Company Board with respect to the subject matter hereof shall not be deemed to breach or otherwise violate any terms of the Company Shareholders Agreement. Except as expressly set forth in the immediately preceding sentence, nothing in this Agreement or the Merger Agreement shall be deemed to amend, restate, supplement, waive or otherwise modify any term of the Company Shareholders Agreement, which shall remain in full force and effect in accordance with its terms.

18. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

19. Governing Law; Waiver of Jury Trial. This Agreement is governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause or permit the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties (i) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of or relates to this Agreement; (ii) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any action or proceeding arising out of or relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 14 or in such other manner as may be permitted by applicable law, but nothing in this Section 19 will affect the right of any party to serve legal process in any other manner permitted by applicable law; (iii) irrevocably and unconditionally agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any action or proceeding arising out of or relating to this Agreement will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in the Chosen Courts or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action or proceeding arising out of or relating to this Agreement in any court other than the Chosen Courts. Each of the parties agrees that a final judgment in any action or proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

20. Assignment; Successors. Other than as provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto, shall survive the dissolution, death or incapacity of any Shareholder, and shall be binding upon the parties’ respective heirs, successors, legal representatives and permitted assigns, including with respect to any Shareholder, any permitted transferee under Section 4.2.

21. Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions that are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the terms and provisions hereof (without a requirement to post bond or other security), (b) the parties hereto will not assert that a remedy of monetary damages would provide an adequate remedy for such breach and (c) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, none of the Company, Parent or the Stockholders would have entered into this Agreement.

22. Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the persons and entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney or other Representative of any party hereto or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, Representative, successor or permitted assign of any of the foregoing, shall have any liability to the Stockholder, Parent or the Company for any obligations or liabilities of any party under this Agreement or for any action or proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith.

23. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

24. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by electronic delivery, will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

25. Amendment; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. No failure or delay on the part of a party in the exercise of any right or remedy hereunder shall impair such right or power or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right or power.

26. No Presumption Against Drafting Party. The Company, Parent and the Stockholders acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

27. Expenses. Whether or not the Merger is not consummated, each party to this Agreement will bear its own fees and expenses, including fees, expenses and disbursements of legal, financial, tax, accounting, advisory, valuation or other advisors or consultants, except as provided by the Interim Investors Agreement.

28. No Agreement until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed and delivered by all parties hereto.

29. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares or Covered Equity Awards. All ownership and economic benefits of and relating to the Covered Shares and the Covered Equity Awards shall remain vested in and belong to the applicable Stockholder until the Effective Time.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

SP INVESTORS:

Alliance Santé Participations S.A.

By:	/s/ Simone Retter
Name: Simone Retter
Title: Président (Director)

/s/ Stefano Pessina
Name: Stefano Pessina
Title: Administrateur (Director)

Stefano Pessina

/s/ Stefano Pessina Stefano Pessina

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

PARENT:

BLAZING STAR PARENT, LLC

By:	/s/ Kevin Burke
Name: Kevin Burke
Title: Co-President

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

THE COMPANY:

WALGREENS BOOTS ALLIANCE, INC.

By:	/s/ Tim Wentworth
Name: Tim Wentworth
Title: Chief Executive Officer

[Signature Page to Voting Agreement]

Exhibit A

Owned Shares

Stockholder	Owned Shares	Owned Equity Awards
Alliance Santé Participations S.A.	144,788,821	0
Stefano Pessina	832,258	1,317,544	[1]

[1]

Excludes 1,994,010 Company Stock Options owned by SP (all of which are exercisable for a per share exercise price in excess of the Per Share Cash Consideration under the Merger Agreement and will not give rise to the right to receive any amount in cash pursuant to Section 2.3(a) of the Merger Agreement). SP’s stock options are all exercisable at a price of $57.38 or higher.